Exhibit 10.1
Letter of Intent

March 5,2010

Gentlemen:

This letter confirms our agreement on the principal terms and conditions of Yale Resources Ltd. ("Yale") proposing to grant an option to Silver America Inc. ("SILVER AMERICA") to acquire a property interest in the Guadalupe property in Zacatcas State, Mexico, more particularly described in Schedule "B" attached hereto (the "Property"). Each party understands and agrees that preparation and execution of a definitive agreement is required and that it will contain the Gems set forth in Schedule "A" and may include additional terms as Yale and SILVER AMERICA might agree to after good faith negotiation. This Letter of Intent is intended to be binding with respect to the matters discussed in Schedule "A". This Letter of Intent may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

YALE RESOURCES LTD.

By:	/s/ Ian Foreman
Name : Ian Foreman
Title : President

SILVER AMERICA INC.

By:	/s/ Johannes Petersen
Name : Johannes Petersen
Title : CFO, Director

Schedule "A"

Yale Resources Ltd. / SILVER AMERICA Inc.

 TERM SHEET

March 5,2010

This term sheet of the Letter of Intent sets forth the proposed terms and structure of a transaction in which Yale will grant an option to SILVER AMERICA to acquire a 90% interest in the Property. This Letter of Intent is a binding agreement. Any transaction will be subject in all respects to a fully negotiated and executed definitive option agreement (the "Definitive Agreement") and approval, if required, of the appropriate regulatory bodies.

1. Option Agreement	THE PARTIES AGREE to negotiate in good faith a Definitive Agreement to include the following terms and conditions;

	(a)	Yale grants to SILVER AMERICA an Option for SILVER AMERICA to acquire a 90% undivided interest in the Property.

To exercise the Option, SILVER AMERICA shall pay cash to Yale, issue common shares of SILVER AMERICA and fund exploration and development expenditures (the "Expenditures") on the Property (all amounts in US$) in the following manner:

		(i)	pay the refundable amount of $10,000 to Yale upon the signing of this Letter of Intent;

		(ii)	Pay an additional $10,000 and issue 100,000 common shares in the capital of SILVER AMERICA on signing of a Definitive Agreemsnt;

		(iii)	on or before the 30th of June 2010 SILVER AMERICA will pay Yale $20,000 and issue an additional 100,000 common shares in the capital of SILVER AMERICA to Yale.

		(iv)	on or before the 30th of December 2010 SILVER AMERICA will pay Yale $30,000 and issue an additional 100,000 common shares in the capital of SILVER AMERICA to Yale.

(v)
on or before the 30th of June 2011 SILVER AMERICA will pay Yale $50,000, issue an additional 100,000 common shares in the capital of SILVER AMERICA to Yale and have minimum expenditures of $400,000 (with a minimum of 2,000 metres of , drilling).

		(vi)	on or before the 30th of December 2011 SILVER AMERICA will pay Yale $50,000 and issue an additional 100,000 common shares in the capital of SILVER AMERICA to Yafe.

		(vii)	on or before the 30th of June 2012 SILVER AMERICA will pay Yale $75,000 and issue an additional 100,000 common shares in the capital of SILVER AMERICA to Yale.
(viii)
on or before the 30th of December 2012 SILVER AMERICA will pay Yale $100,000, issue an additional 100,000 common shares in the capital of SILVER AMERICA to Yale and have minimum expenditures of an additional $700,000.

	(ix)	on or before the 30th of June 2013 SILVER AMERICA will pay Yale $200,000 and issue an additional 100.000 common shares in the capital of SILVER AMERICA to Yale.

(x)
on or before the 30th of December 2013 SILVER AMERICA will pay Yale $355,000, issue an additional 200,000 common minimum expenditures of an additional $900,000. shares in the capital of SILVER AMERICA to Yale and have

Any Expenditures greater than the minimum amount will be credited towards the next year.The common shares issued by SILVER AMERICA will be restricted as per the minimum requirements set by the appropriate regulatory body.If drilling has not started by die ln of June 2011 Yale will give 3 months notice to have a drill program started and if drilling has not started by the lsl of August 2011 the Agreement will be cancelled.

(b)	Upon the execution and exercise of the Option, Yale agrees to transfer a 90% undivided interest in the Property to the Mexican subsidiary of SILVER AMERICA.

Yale will retain a 2% NSR (a total of 3% for the property) that can be bought out in entirety for US $2,000,000.Yale agrees to maintain all filings and payments on all claims within the Property in accordance with the laws of Mexico until such time as the Property is transferred to SILVER AMERICA- All such costs are to be reimbursed by SILVER AMERICA.

(c)	Until the execution and exercise of the Option, the parties agree to the following:

	(i)	Yale will be the operator of the Property and will charge a standard 15% management fee on all Expenditures incurred on the Property;

	(ii)	On an ongoing basis, Yale will budget for die project for each phase and receive 50% before starting each phase. The allocation of (he funds will be determined by mutual consent of both parties.

	(iii)	That SILVER AMERICA will fund a minimum of $15,000 of exploration work (not just Expenditures) every quarter (e.g. Apr/May/Jun,).

	(iv)	Yale will deliver to SILVER AMERICA a detailed account of work expenditures upon request, but not more often than every three (3) months;

	(v)	Regardless of the amount of expenditures that have been committed, SILVER AMERICA will be responsible for paying the property taxes that are due bi-annualty.

2. Due Diligence Investigation	Yale agrees to make available and grant access to SILVER AMERICA and their representatives, any corporate, financial, geological or other information as is reasonably necessary to conduct a due diligence review of the Property- Yale shall take reasonable good faith efforts promptly to provide SILVER AMERICA or its representatives such documents as may reasonably be requested in writing. Yale will grant to SILVER AMERICA and ils consultants the right of entry to the Properly for the purpose of carrying out its due diligence review of the Property and to perform such investigations, surveys and tests as SILVER AMERICA deems desirable. The Closing of the Definitive Agreement is subject to SILVER AMERICA's satisfactory due diligence review of the Property.

3. Budgets and payments	While Yale is Operator, Yale will provide SILVER AMERICA a budget for each successive phase of exploration and SILVER AMERICA agrees to:

(a) approve and/or provide comments on the budget within fourteen (14) days;

(b) give to Yale an advance of at least 50% of each budget within 30 days of its approval and that Yale will not start that next phase of exploration until the advance has been received;

Payment to Yale for each completed phase of exploration will be due within thirry (30) days of receipt of request from Yale and will be accompanied by a detailed breakdown of cosls.

If the complete funds are not received within thirty (30) days, Yale will have (he right to issue a letter of default for the amount owed and that if the funds have not been received within an additional thirty (30) days, Yale will have the right to terminate the Option. For greater clarity, if expenditures have not been refunded/paid to Yale within sixty (60) days from the date of the original request the agreement will be terminated.

4. Closing Conditions	Conditions to Closing shall include, without limitation:

(i) receipt of any necessary regulatory approvals;

(ii) SILVER AMERICA completing a due diligence review of the Property and SILVER AMERICA being satisfied, in its sole and absolute discretion, with the results of such a review and verification;

The parties agree to close the Definitive Agreement within sixty (60) days after the execution of this Letter of Intent and agree to extend the closing date for an additional thirty (30) days if there is a delay.

5. Disclosure	The parties are permitted to make any public announcement regarding this Letter of Intent or any transaction contemplated hereby as required by applicable securities law.

6. No-Shop and Exclusive Provisions
Until sixty (60) days after the date of this Letter of Intent and in consideration for SILVER AMERICA's commitment of time and resources to perform due diligence, Yale will not, directly or indirectly, through any officer, director, employee, affiliate or agent or otherwise, take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offen from, furnish any information to, or participate in any negotiations with, any third party regarding the sale of the Property, or any plans to develop the Property. Yale agrees that my such negotiations (other than negotiations with SILVER AMERICA) in progress as of the date of this letter will be suspended during such period, and that Yale will not accept or enter into any agreement, arrangement or understanding for sale or option of the Properly or for the development of the Property during such period.

If Yale or any of its officers, directors, employees, affiliates or agents receives any proposal for, or inquiry respecting, any third party acquisition of or development for the Property, Yale will promptly notify SILVER AMERICA, describing in detail the identity of the person making such proposal or inquiry and the terms and conditions of such proposal or inquiry.

7. (a) Expenses	Otherwise stated herein. Yale and SILVER AMERICA shall each be liable for their own costs, including legal, accounting, and other such costs. incurred by each of them in the negotiation and closing of this transaction. SILVER AMERICA shall be responsible for all costs relating to its due diligence review of the Property.

(b) Break-up Fee
If within thirty (30) days from the date of this Letter of Intent or anytime  prior to the Closing of the Definitive Agreement, Yale fails to complete the terms outlined within this Letter of Intent, Yale will reimburse to SILVER AMERICA ail the expenses that have been incurred including the legal fees, due diligence expenses, taxes and disbursements incurred by SILVER AMERICA in relation to the review of the Property and drafting of the Definitive Agreement (and Joint Venture Agreement) and such reimbursement costs will not exceed $25,000.

8. Area of Interest	There will be no Area of Interest surrounding the Property.

If Yale were to acquire a property or properties adjoining the Property, such property(ies) would be offered to SILVER AMERICA on a first right of refusal basis under terms similar to those within the Definitive Agreement.

This Letter of Intent represents only the current thinking of the parties relating to the proposed transaction. All rights and obligations of the parties will be subject to negotiation and execution of a definitive agreement among the parties, completion of the due diligence, other matters set forth above, and the approval, if required, of the appropriate regulatory bodies.

Schedule "B"- List of mineral concessions comprising the Property

Concession name	Title number	Approx. Area (ha)

GUADALUPE	233872	127.4100
GUADALUPE 2	233873	155.4200
	Total:	282.83